EXHIBIT 3.19
                   ARTICLES OF INCORPORATION
                               OF
                     DEGUELLE OIL COMPANY

     I, the undersigned natural person of the age of twenty-one years or more, acting as incorporator of a corporation under the Colorado Corporation Code, adopt the following Articles of Incorporation for such corporation:

     FIRST: The name of the corporation is DEGUELLE OIL COMPANY.

     SECOND: The period of duration is perpetual.

     THIRD: The purpose or purposes for which this corporation is organized are: To own, operate and manage a gasoline and oil distributorship including, but not by way of limitation, the ownership and management of all property and equipment incidental thereto, as well as any other lawful purpose authorized by law.

     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 50,000 shares having no par value. There shall be only one class of stock, said class to be common.

     FIFTH: Cumulative voting of shares is not authorized.

     SIXTH: There are no provisions limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the corporation.

     SEVENTH: The address of the registered office of the corporation is 26223 Highway 160 South, Durango, Colorado 81301, and the name of the initial registered agent at such address is Bob L. DeGuelle.

     EIGHTH: The number of directors constituting the initial Board of Directors of the corporation is four and the names and addresses of the persons to serve as directors until the first annual meeting of shareholders or until their successors be elected and qualify are as follows:

     Bob L. DeGuelle
     3519 Bennett Street
     Durango, CO 81301

     Ann R. DeGuelle
     3519 Bennett Street
     Durango, CO 81301

     Robert A. DeGuelle
     3519 Bennett Street
     Durango, CO 81301

     Ronald B. DeGuelle
     Golden West Trailer Park
     7520 County Road 203
     Durango, CO 81301

     The name and address of the incorporator is:

     David P. Smith
     813 Main Avenue, Suite 308
     Durango, CO 81301

     NINTH: The Board of Directors shall have the power to make such prudential by-laws as they may deem necessary and the Board of Directors shall have the power to amend said by-laws from time to time as they deem appropriate.

     DATED THIS 30th day of April, 1979.

                           /s/ David P. Smith
                           -----------------------
                           David P. Smith
STATE OF COLORADO  )
                   )ss.
COUNTY OF LA PLATA )

     I, Wanda England, a notary public, hereby certify that on the 30th day of April, 1979, personally appeared before me David P. Smith, who, being first duly sworn, declared that he was the person who signed the foregoing document as incorporator and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand seal this 30th day of April, 1979.

     My commission expires: 8-24-80.

                           /s/ Wanda England
                           -----------------------
                           Notary Public